                                                                Exhibit 10.12(a)

                                    Form of
                              AMENDED & RESTATED
                              SEVERANCE AGREEMENT


          THIS AMENDED & RESTATED AGREEMENT is entered into as of the 15/th/ day of June, 2000 (the "Effective Date") by and between Mallinckrodt Inc., a New York corporation (the "Company"), and __________ ("Executive") and amends and restates, in its entirety, the severance agreement dated as of _____________ between the Company and Executive.

                              W I T N E S S E T H

          WHEREAS, Executive currently serves as a key employee of the Company and his services and knowledge are valuable to the Company in connection with the management of one or more of the Company's principal operating facilities, divisions, departments or subsidiaries; and

          WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders; and

          WHEREAS, the Board as of the date hereof has determined that it is in the best interests of the Company and its stockholders to secure its executives' continued services and to ensure its executives' continued and undivided dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section l(b)) of the Company, the Board has authorized the Company to enter into this Agreement.

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

          1.   Definitions.  As used in this Agreement, the following terms
               -----------
shall have the respective meanings set forth below:

          (a) "Cause" means (i) the willful and continued failure of Executive substantially to perform his duties with the Company (other than any failure due to physical or mental incapacity) which remains uncured for a period of ten (10) days after a demand for substantial performance is delivered to him by the Board which specifically identifies the manner in which the Board believes he has not substantially performed his duties or (ii) willful misconduct materially and demonstrably injurious to the Company. No act or failure to act by Executive shall be considered "willful" unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of the

Company. The unwillingness of Executive to accept any condition or event which would constitute Good Reason under Section 1(f) may not be considered by the Board to be a failure to perform or misconduct by Executive. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause for purposes of this Agreement unless and until there shall have been delivered to him a copy of a resolution, duly adopted by a vote of three-quarters (3/4) of the entire Board at a meeting of the Board called and held (after reasonable notice to Executive and an opportunity for Executive and his counsel to be heard before the Board) for the purpose of considering whether Executive has been guilty of such a willful failure to perform or such willful misconduct as justifies termination for cause hereunder, finding that in the good faith opinion of the Board Executive has been guilty thereof and specifying the particulars thereof. The Company must notify Executive of an event constituting Cause within ninety (90) days following the Board's knowledge of its existence or such event shall not constitute Cause under this Agreement.

          (b) "Change in Control" means the occurrence of any one of the following events:

          (i) any "person" (as such term is defined in Section 3(a) (9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d) (3) and 14(d) (2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities") ; PROVIDED, HOWEVER, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary of the Company, (B) by any employee benefit plan sponsored or maintained by the Company or any Subsidiary of the Company, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities,
     (D) pursuant to a Non-Control Transaction (as defined in paragraph (iii)),
     (E) pursuant to any acquisition by Executive or any group of persons including Executive; or (F) except as provided in (iii) below, in which Company Voting Securities are acquired from the Company, if a majority of the Board approves a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this paragraph (i) ;

          (ii) individuals who, on April 19, 1996, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to April 19, 1996, whose election, or nomination for election, by the Company's stockholders was approved by a vote of at least a majority of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (ii), considered as though such person were a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board;

          (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any such type of transaction requiring the approval of the Company's stockholders (whether for such transaction or the issuance of securities in the transaction or otherwise), or the consummation of the direct or indirect sale or other disposition of all or substantially all of the assets, of the Company (a "Business Combination"), unless immediately following such Business
     Combination: (A) more than 50% of the total voting power of the publicly traded corporation resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities or all or substantially all of the Company's assets) eligible to elect directors of such corporation is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to the Business Combination, (B) no person (other than any publicly traded holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination), or any person which beneficially owned, immediately prior to such Business Combination, directly or indirectly, 20% or more of the Company Voting Securities (a "Company 20% Stockholder")) becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination and no Company 20% Stockholder increases its percentage of such total voting power, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the approval of the Board of the execution of the initial agreement providing for such Business Combination (a "Non-Control Transaction"); or

          (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which, by reducing the number of Company Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control of the
                                   --------  ----
Company would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company's acquisition such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, then a Change in Control of the Company shall occur. Notwithstanding anything in this Agreement to the contrary, if Executive's employment is terminated prior to a Change in Control, and Executive reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party") and who effectuates a Change in Control, then for all purposes of this Agreement, the date of a Change in Control shall mean the date immediately prior to the date of such termination of employment.

          (c) "Company" means Mallinckrodt Inc., a New York corporation and, after a Change in Control, the successor of, or transferee of assets from the Company in connection with such Change in Control.
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          (d) "Date of Termination" means (1) the effective date on which
Executive's employment by the Company terminates as specified in a Notice of Termination by the Company or Executive, as the case may be, or (2) if Executive's employment by the Company terminates by reason of death, the date of death of Executive. Notwithstanding the previous sentence, (i) if the Executive's employment is terminated for Disability (as defined in Section 1(e)), then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received, and (ii) if the Executive's employment is terminated by the Company other than for Cause, then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received. In the event Executive's employment is terminated in connection with a request by a Third Party (as described in Sections 1(b) and 1(f)) and Executive becomes entitled upon the effectuation of a Change in Control by the Third Party to severance payments and/or benefits under Sections 4(a) and/or 4(b), the date the Change in Control is effectuated by the Third Party shall be treated as Executive's Date of Termination for purposes of determining the timing of payments and benefits under Sections 4(a) and 4(b).

          (e) "Disability" means physical or mental incapacity qualifying Executive for long-term disability under the Company's long-term disability plan.

          (f) "Good Reason" means, without Executive's express written consent, the occurrence of any of the following events after a Change in Control:

          (1) (i) the assignment to Executive of any duties or responsibilities (including reporting responsibilities) inconsistent in any material and adverse respect with Executive's duties and responsibilities with the Company immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities); provided, however, that Good
                                                --------  -------
Reason shall not be deemed to occur upon a change in duties or responsibilities that is solely and directly a result of the Company no longer being a publicly traded entity, and does not involve any other event set forth in this paragraph
(f), (ii) a material and adverse change in Executive's titles or offices with the Company as in effect immediately prior to such Change in Control or (iii) any attempted removal or involuntary termination of Executive by the Company otherwise than as expressly permitted by this Agreement pursuant to a Nonqualifying Termination (or any purported termination of employment which is not effected by a Notice of Termination, which termination shall not be effective);

          (2) a reduction by the Company in Executive's rate of annual base salary or target annual bonus opportunity as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

          (3) any requirement of the Company that Executive (i) notwithstanding Executive's objection, be based anywhere more than fifty (50) miles from the location where Executive's employment is located at the time of the Change in Control or (ii) travel on Company business to an extent substantially greater than the travel obligations of Executive immediately prior to such Change in Control;

          (4) the failure of the Company to (i) continue in effect any employee benefit plan or compensation plan in which Executive is participating immediately prior to such Change in Control (including the taking of any action by the Company which would adversely affect

Executive's participation in or materially reduce Executive's benefits under any such plan), unless Executive is permitted to participate in other plans providing Executive with substantially comparable benefits, (ii) provide Executive and Executive's dependents with welfare benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for Executive immediately prior to such Change in Control or provide substantially comparable benefits at a substantially comparable cost to Executive, (iii) provide fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for Executive immediately prior to such Change in Control, or provide substantially comparable fringe benefits, or (iv) provide Executive with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for Executive immediately prior to such Change in Control (including crediting Executive with all service credited to Executive for such purpose prior to the Change in Control), unless the failure to provide such paid vacation is a result of a policy uniformly applied by the entity acquiring the Company to its employees; or

          (5) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 9(b).

          Notwithstanding the foregoing, an isolated and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Any event or condition described in this Section 1(f) (1) through (4) which occurs prior to a Change in Control, but which Executive reasonably demonstrates was at the request of a Third Party who effectuates a Change in Control, shall constitute Good Reason following a Change in Control for purposes of this Agreement notwithstanding that it occurred prior to the Change in Control.

          (g) "Nonqualifying Termination" means a termination of Executive's employment (1) by the Company for Cause, (2) by Executive for any reason other than Good Reason, (3) as a result of Executive's death, (4) by the Company due to Executive's Disability, unless within thirty (30) days after Notice of Termination is provided to Executive pursuant to Section 10 following such absence Executive shall have returned to performance of Executive's duties on a full-time basis, or (5) as a result of Executive's Retirement.

          (h) "Notice of Termination" means notice of the Date of Termination as described in Section 10(b).

          (i) "Retirement" means termination of employment by either Executive or the Company (other than for Cause) on or after Executive's normal retirement date under the terms of the Retirement Plan (other than if any such Retirement also constitutes Good Reason).

          (j) "Retirement Plan" means The Mallinckrodt Retirement Plan or any successor or substitute plan or plans of the Company.

          (k) "Subsidiary" means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

          (l) "Termination Period" means the period of time beginning with a Change in Control and ending on the earliest to occur of (1) Executive's death and (2) three (3) years following such Change in Control.

          2.   Term of Agreement. This Agreement shall commence on the Effective
               -----------------
Date and shall continue in effect until the first to occur of (i) Executive's termination of employment prior to a Change in Control (except as otherwise provided herein), (ii) a Nonqualifying Termination during the Termination Period or (iii) the completion of the Termination Period; provided, however, that
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benefits and payments otherwise owed to Executive under this Agreement following a termination of employment during the Termination Period may continue beyond the completion of the Termination Period.

          3.   Obligations of Executive. Executive agrees that if a Change in
               ------------------------
Control shall occur, he will not voluntarily leave the employ of the Company (other than as a result of Disability or upon Retirement) without Good Reason until ninety (90) days following such Change in Control.

          4.   Payments Following a Change of Control.
               --------------------------------------

          (a) If during the Termination Period the employment of Executive shall terminate, other than by reason of a Nonqualifying Termination, then the Company shall pay to Executive (or Executive's beneficiary or estate) within five (5) days following the Date of Termination, as compensation for services rendered to the Company:

          (1) a lump-sum cash amount equal to the sum of Executive's unpaid base salary from the Company and its affiliated companies through the Date of Termination (without taking into account any reduction of base salary constituting Good Reason) plus any bonus payments which have become payable, to the extent not theretofore paid;

          (2) (A) to the extent not paid under the terms of such annual incentive compensation plan, a lump-sum cash amount equal to Executive's target awards or target bonuses under the Company's annual incentive compensation plans (e.g., the Company's Executive Incentive Compensation Plan and Management Incentive Compensation Plan, or any successor plans) for the fiscal year in which the Date of Termination occurs, reduced pro rata for that portion of the fiscal year not completed as of the end of the month in which such Date of Termination occurs, and (B) to the extent not paid under the terms of any long-term incentive plan established by the Company, a lump sum cash payment equal to Executive's full target award or target bonus under such long-term incentive plan with respect to the then applicable performance cycle or performance period; and

          (3) a lump-sum cash amount equal to [two (2)] [three (3)] (the "Severance Multiple") times the sum of (A) Executive's annual rate of base salary from the Company and its affiliated companies in effect immediately prior to the Date of Termination (not taking into account any reductions which would constitute Good Reason) plus (B) the Executive's target awards or target bonuses under the Company's annual incentive compensation plans (e.g., the Company's Executive Incentive Compensation Plan and Management Incentive Compensation Plan, or any successor plans) for the fiscal year of the Company in which the Change of Control occurs or, if greater, Executive's target awards or target bonuses under such annual incentive compensation plans for the fiscal year immediately preceding the fiscal year in which the Change of Control occurs; and provided that any amount paid pursuant to this Section 4(a)(3) shall offset any
--------
other amount of severance relating to salary or bonus continuation to be received by Executive upon termination of employment of Executive under any other severance plan or policy or the severance provisions of any employment agreement of the Company (but not under any Company bonus, incentive or other compensatory arrangement of the Company including, without limitation, the Company's Executive Incentive Compensation Plan, Management Incentive Compensation Plan, Long-Term Incentive Plan or any successor plans thereto).

          (b) If during the Termination Period the employment of Executive shall terminate, other than by reason of a Nonqualifying Termination, then (x) if Executive is 55/1/ or older on the Date of Termination, until the occurrence of Executive's death or (y) if Executive is under 55 on the Date of Termination, for a period of twenty-four (24) months, the Company shall provide Executive (and Executive's dependents, if applicable) with the same level of medical, dental, accident, disability and life insurance benefits (including participation in the Company's Executive life insurance program, if applicable) upon substantially the same terms and conditions (including cost of coverage) as existed immediately prior to Executive's Date of Termination (or, if more favorable to Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, that, if Executive cannot
                                             -------- ----
continue to participate in the Company plans providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, if Executive is under 55/2/ on the Date of Termination and becomes reemployed with another employer and is eligible to receive welfare benefits from such employer (other than life insurance benefits to which this sentence shall not apply) that are comparable or more favorable to Executive than the Company provided welfare benefits, then the Company's obligation to continue to provide Executive with welfare benefits (other than life insurance benefits) of the type so obtained by Executive will thereupon cease.

          [(c) If during the Termination Period the employment of Executive shall terminate, other than by reason of a Nonqualifying Termination, Executive shall (A) be credited with three (3) additional years of credited service for purposes of calculating benefits under the Company's Supplemental Executive Retirement Plans (collectively, the "SERP") and (B) if Executive is, on the Date of Termination, age 55 or older/3/, be entitled to receive an unreduced normal retirement benefit under the SERP commencing upon the Date of Termination (without regard to Executive's years of service with the Company) (or, if later, the date on which Executive becomes 55)]/4/

          (d) If during the Termination Period the employment of Executive shall terminate by reason of a Nonqualifying Termination, then the Company shall pay to Executive within five (5) days following the Date of Termination a lump sum cash amount equal to the sum of Executive's unpaid base salary from the Company through the Date of Termination plus any bonus payments which have become payable, to the extent not theretofore paid.

          (e) (A) to the extent not otherwise provided in the Company's stock option and other equity incentive plans and/or stock option or equity incentive awards, any unvested stock options or other unvested equity incentive awards held by Executive as of the date of the Change of Control shall become fully vested and exercisable upon the Change in Control and (B) if during the Termination Period the employment of Executive shall terminate, other than by reason of a Nonqualifying Termination, Executive shall be entitled to (1) full and immediate vesting of any stock options and other equity incentive awards granted to Executive after the

_________________
/1/  Chawla and Hesemann receive this benefit although under 55.
/2/  Does not apply to Chawla or Hesemann.
/3/  Chawla and Hesemann receive this benefit although under 55.
/4/  Include only in certain Severance Agreements.

Change in Control which are then unvested; (2) retain all rights to indemnification under applicable law or under the Company's certificate of incorporation or by-laws as in effect at the time of the Change in Control or Executive's Date of Termination, whichever is more favorable to Executive; (3) continue to be covered by Company provided directors and officers liability insurance at the level in effect immediately prior to the Change in Control or Executive's Date of Termination, which ever is more favorable to Executive, for the period of years that corresponds with the Severance Multiple and throughout the applicable statute of limitations period; and (4) be entitled to either, at the election of Executive, (i) a cash payment equal to $75,000 or (ii) Company provided executive outplacement services for a period of years that corresponds to the Severance Multiple, not to exceed $75,000.

          5.   Certain Additional Payments by the Company.
               ------------------------------------------

          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies (or one or more trusts established by the Company or its affiliates for the benefit of its employees) or by any other party in connection with a Change in Control to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a "payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Gross-up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made and applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

          (b) All determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting

Firm in connection with the performance of the services hereunder. The Gross-up Payment under this Section 5 should be made within thirty (30) days of any Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-up Payments will be made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that Executive thereafter is required to make payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b) (2) (B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive to or for the benefit of the Company; provided that
                                                                 --------
to the extent such Overpayment had theretofore been paid to the Internal Revenue Service or other applicable taxing authority, Executive's repayment obligation of such amount (with interest) hereunder shall only apply to the extent Executive receives a refund of such amount from the Internal Revenue Service or other applicable taxing authority and Executive's repayment obligation shall be limited to the amount of any such refund. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

          6.   Withholding Taxes. The Company may withhold from all payments
               -----------------
due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

          7.   Reimbursement of Expenses. If any contest or dispute shall arise
               -------------------------
under this Agreement involving termination of Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute regardless of the result thereof. Executive agrees that in the event it is determined in an arbitration proceeding that Executive's basis for a contest or dispute was frivolous and not advanced in good faith, Executive shall be obligated to return to the Company any such reimbursed legal fees and expenses within sixty (60) days following the determination.

          8.   Scope of Agreement. Nothing in this Agreement shall be deemed to
               ------------------
entitle Executive to continued employment with the Company or its Subsidiaries.

          9.   Successors; Binding Agreement.
               -----------------------------

          (a) This Agreement shall not be terminated by any Business Combination. In the event of any Business Combination, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

          (b) The Company agrees that concurrently with any Business Combination, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any Business Combination that does not constitute a Non-Control Transaction shall be a breach of this Agreement and shall constitute Good Reason hereunder and shall entitle Executive to compensation and other benefits from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive's employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by Executive.

          (c) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

          10.  Notice.
               ------

          (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

          If to Executive:

          To the most recent address of Executive set forth in the personnel records of the Company.



          If to the Company:

          Mallinckrodt Inc.
          675 McDonnell Boulevard
          P.O. Box 5840
          St. Louis, MO 63135
          Attention: Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          (b) A written notice (a "Notice of Termination") of Executive's Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) specify the Date of

Termination. The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.



          11.  Full Settlement. The Company's obligation to make any payments
               ---------------
provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as provided in Section 4(b), such amounts shall not be reduced whether or not Executive obtains other employment.

          12.  Employment. Employment for purposes of this Agreement means
               ----------
employment with the Company or any Subsidiary.

          13.  Governing Law; Validity. The validity, interpretation, and
               -----------------------
enforcement of this Agreement shall be governed by the law of the State of New York. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

          14.  Arbitration. Any dispute or controversy under this Agreement
               -----------
shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 14.

          15.  Entire Agreement; Amendment. This Agreement constitutes the
               ---------------------------
entire agreement of the parties in respect of the subject matter hereof and specifically supersedes and overrides the Employment Agreement, dated May 1, 1993, and the letter agreement with respect to Gross-up Payments, dated May 1, 1993, as amended. No provision of this Agreement may be amended, waived or discharged except by the mutual written agreement of the parties.

          16.  Counterparts. This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

          THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

                                    MALLINCKRODT INC.

Date: __________________            By: _____________________________

                                        Name:  Bruce K. Crockett

                                        Title: Vice President Human Resources


DATE: __________________            ___________________________________
                                    Executive